Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

Barrier Securities with Upside Reset Linked to the Worst of the Dow Jones Industrial Average™ and the S&P 500® Index

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	Dow Jones Industrial Average™ (ticker: "INDU") and the S&P 500® Index (ticker: "SPX")
Pricing date:	May 15, 2020
Valuation date:	May 15, 2026
Maturity date:	May 20, 2026
Reset barrier value:	For each underlying, 85% of its initial underlying value
Reset event:	A reset event will occur if any underlying closes below its reset barrier value on any day during the first year of the security
Upside barrier value:	For each underlying, • If a reset event has not occurred: its initial underlying value • If a reset event has occurred: its reset barrier value
Return amount:	$1,000 × the underlying upside return of the worst performer × the upside participation rate
Upside participation rate:	At least 125%*
Worst performer:	The underlying with the lowest underlying downside return
Downside barrier value:	For each underlying, 70% of its initial underlying value
CUSIP / ISIN:	17328VY20 / US17328VY200
Initial underlying value:	For each underlying, the closing value of the underlying on the pricing date
Final underlying value:	For each underlying, the closing value of the underlying on the valuation date
Underlying upside return:	For each underlying, (final underlying value – **upside barrier value**) / initial underlying value
Underlying downside return:	For each underlying, (final underlying value – initial underlying value) / initial underlying value
Payment at Maturity:	• If the final underlying value of the worst performer is **greater than** its upside barrier value: $1,000 + the return amount • If the final underlying value of the worst performer is **less than or equal to** its upside barrier value but **greater than or equal to** its downside barrier value: $1,000 • If the final underlying value of the worst performer is **less than** its downside barrier value: $1,000 + ($1,000 × the underlying downside return of the worst performer) If the final underlying value of the worst performer is less than its downside barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated May 4, 2020

*The actual upside participation rate will be determined on the pricing date.

** The hypotheticals assume that the upside participation rate will be set at the lowest value indicated in this offering summary. Additionally, the hypothetical diagram is zoomed in for legibility and thus does not show the minimum payment possible at maturity.

Hypothetical Payment at Maturity**


If a Reset Event Has Not Occurred
If a Reset Event Has Occurred
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
Payment at Maturity
A
B/C
D
A
B
C
D
-50%
-25%
0%
25%
50%
Percentage Change from Initial Underlying Value of the Worst Performer to its Final Underlying Value
The Worst Performer
The Securities

	Hypothetical Percent Change of Worst Performer from Initial to Final Underlying Value	If a Reset Event Has Not Occurred: Hypothetical Security Return	If a Reset Event Has Not Occurred: Hypothetical Payment at Maturity	If a Reset Event Has Occurred: Hypothetical Security Return	If a Reset Event Has Occurred: Hypothetical Payment at Maturity
D	100.00%	125.00%	$2,250.00	143.75%	$2,437.50
	75.00%	93.75%	$1,937.50	112.50%	$2,125.00
	50.00%	62.50%	$1,625.00	81.25%	$1,812.50
	25.00%	31.25%	$1,312.50	50.00%	$1,500.00
C	0.00%	0.00%	$1,000.00	18.75%	$1,187.50
	-5.00%	0.00%	$1,000.00	12.50%	$1,125.00
	-10.00%	0.00%	$1,000.00	6.25%	$1,062.50
B	-15.00%	0.00%	$1,000.00	0.00%	$1,000.00
	-30.00%	0.00%	$1,000.00	0.00%	$1,000.00
A	-30.01%	-30.01%	$699.90	-30.01%	$699.90
	-50.00%	-50.00%	$500.00	-50.00%	$500.00
	-100.00%	-100.00%	$0.00	-100.00%	$0.00

Selected Risk Considerations • You may lose a significant portion of your investment. If the final underlying value of the worst performer is less than its downside barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performer has depreciated from its initial underlying value to its final underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • The securities do not pay interest. • The securities are subject to heightened risk because they have multiple underlyings . • The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will not benefit in any way from the performance of any better performing underlying. • You will be subject to risks relating to the relationship between the underlyings . • You will not receive dividends or have any other rights with respect to the underlyings . • Your payment at maturity depends on the closing value of the worst performer on the valuation date. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos . 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.